EXHIBIT 99.1

For Release:	Tuesday, August 23, 2005
6:00 a.m. Pacific Time

Seattle Genetics Appoints Todd Simpson as New Chief Financial Officer

Tim Carroll, CFO since 2000, to retire

Bothell, WA – August 23, 2005 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today the appointment of Todd Simpson as Chief Financial Officer effective October 4, 2005. Mr. Simpson replaces Tim Carroll, who is retiring from the company following a transition period.

“Todd brings strong biotechnology industry experience, including senior financial positions with publicly traded companies,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We look forward to his contributions as a member of the management team as we continue to advance our product pipeline, enter into strategic collaborations, consider capital-raising opportunities and build the organization for success.”

Todd Simpson, 44, has served as Vice President of Finance and Administration and Chief Financial Officer at Targeted Genetics since October 2001. From January 1996 to October 2001, he was Vice President, Finance and Administration and Chief Financial Officer of Aastrom Biosciences, Inc. Previously, he served in financial positions at other biotechnology firms, including Integra LifeSciences Corporation and Telios Pharmaceuticals, Inc. (which was acquired by Integra in 1995). Before that, he practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson is a certified public accountant. He received his B.S. in accounting and computer science from Oregon State University.

Tim Carroll, 54, who has served as Seattle Genetics’ Chief Financial Officer since 2000, is retiring. Along with finance, Mr. Carroll was responsible for the company’s information technology and facilities functions. He will continue to serve as a consultant through a transition period.

“Tim has made many significant contributions to Seattle Genetics during his more than five years with the company,” said Dr. Siegall. “He played an important role in the company’s financing activities, including our initial public offering in 2001, has been a remarkable liaison with our audit committee and external auditors, and his leadership was key to our successful navigation of the requirements of the Sarbanes-Oxley Act. We appreciate his commitment to the company and wish him well in his retirement.”

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting clinical and preclinical development of a diverse portfolio of product candidates in a variety of oncology and immunology settings. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, statements regarding continued advancement of the company’s pipeline programs, collaboration activities and capital-raising considerations are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators or failure of those collaborators to perform their contractual obligations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com